Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-174132, 333-176132, 333-25379, 333-39070, 333-112427, 333-120716, 333-156268 and 333-188405) pertaining to various employee benefit plans of Tesoro Corporation of our report dated February 24, 2015 (except for Notes 1, 13 and 21, as to which the date is August 6, 2015), with respect to the consolidated financial statements of Tesoro Corporation, included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP
San Antonio, Texas
August 6, 2015